Exhibit 10.2
EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT dated as of September 20, 2010 (the “Agreement”), by and between Erdman Company (formerly known as Marshall Erdman & Associates, Inc.), a Wisconsin corporation (the “Company”) and wholly owned subsidiary of Cogdell Spencer LP, a Delaware Limited Partnership (the “Operating Partnership”) with its principal place of business at One Erdman Place, Madison, WI 53717-2171 and Scott A. Ransom, residing at the address set forth on the signature page hereof (the “Executive”).
WHEREAS, the Company and the Executive entered into an employment agreement, dated March 1, 2008 (the “Prior Agreement”), under which the Executive was employed as President and Chief Executive Officer of the Company; and
WHEREAS, in an effort to restructure their employment relationship and the terms of the Prior Agreement, the Company wishes to employ the Executive in the capacity of, and the Executive wishes to serve as, Senior Advisor to the Company as of October 1, 2010 (the “Effective Date”), and to continue the employment relationship under this Agreement on the terms and conditions set forth herein; and
WHEREAS, it is hereby agreed that, at the close of business on September 30, 2010, the Executive will relinquish his current position as President and Chief Executive Officer of the Company; and
WHEREAS, the parties hereto desire to terminate and supersede the Prior Agreement as of the Effective Date and to set forth in writing their Agreement as to their employment relationship from the Effective Date.
NOW, THEREFORE, in consideration of the promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Term and Termination.
1.1 Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing on the Effective Date and continuing through December 31, 2012, unless sooner terminated by the Company or the Executive (the “Initial Term”) in accordance with the terms of this Agreement. At the discretion of the Board of Directors of the Company, with mutual agreement by the Executive, this Agreement may be renewed for additional one-year (1) periods in accordance with the terms of this Agreement (subject to termination by the Company or the Executive at any time), provided, that, the Company provides the Executive with a notice of renewal of this Agreement and the Executive agrees to such renewal prior to the expiration of the Initial Term or any current one (1) year renewal term, as applicable (the period during which the Executive is employed hereunder, including the Initial Term, being hereinafter referred to as the “Term”). If this Agreement is renewed, the terms shall be the same as the terms in effect immediately prior to such renewal, subject to any changes or modifications as mutually may be agreed between the Parties as evidenced in a written instrument signed by both the Company and the Executive. Upon a termination of the Executive’s employment by the Company or the Executive, the Executive shall have no further rights hereunder except as may otherwise be expressly provided herein.

1.2 Termination Upon Death. In the event of Executive’s death during the Term, Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to Executive’s designated beneficiary, or if no beneficiary has been designated by Executive, to his estate: (i) any earned and unpaid Annual Salary, payable within 75 days of the Executive’s death, but in no event later than March 15th of the year following the Executive’s death; (ii) any bonus or other benefits earned and accrued under this Agreement prior to the date of termination payable in accordance with the Company’s applicable plans or policies; (iii) all outstanding unvested equity-based awards (including, without limitation, LTIP units, restricted stock, restricted stock units or any other equity-based award, including those pursuant to Exhibit A of this Agreement) held by Executive shall fully vest and become immediately exercisable, (iv) and any reimbursable business expenses incurred by Executive but not yet reimbursed on the date of termination (amounts provided in (i) through (iv) shall hereinafter be referred to as the “Final Payment”). The Company shall have no further obligations to Executive.
1.3 Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder for “Cause” at any time upon written notice to Executive setting forth in reasonable detail the nature of such Cause. For purposes of this Agreement, Cause shall mean Executive’s (i) conviction of, or formal admission to, a felony; (ii) willfully engaging in activities that are to the material and demonstrable detriment of the Company; (iii) fraud, embezzlement or other material dishonesty with respect to the Company; (iv) repeated intentional failure to abide by any Company policies; or (v) willful failure to substantially perform his duties as requested and agreed to pursuant hereto. Upon the giving of notice of termination of Executive’s employment hereunder for Cause, the Company shall have no further obligations to Executive.
1.4 Termination by the Company Other than for Cause. The Company may terminate Executive’s employment hereunder other than for Cause at any time upon written notice to Executive. In the event of such termination during the Term, then the Company (i) shall pay Executive any remaining, unpaid Annual Salary payable through the balance of the Term of this Agreement, payable within 75 days of the Executive’s termination of employment, but in no event later than March 15th of the year following such termination; (ii) for a period of one (1) year after termination of employment such continuing health benefits under the Company’s health plans and programs as the Executive would have received pursuant to this Agreement (and at such costs to the Executive) as would have applied in the absence of such termination; and (iii) Executive shall become vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Internal Revenue Code of 1986, as amended.
1.5 Termination by Executive for Good Reason. Executive may terminate his employment hereunder for “Good Reason”, upon written notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute Good Reason for termination by Executive: (i) the material reduction of Executive’s authority, duties or responsibilities, or the assignment to Executive of duties materially inconsistent with Executive’s position; (ii) the relocation of Executive’s office to more than 50 miles from Madison, Wisconsin; or (iii) the Company’s material and willful breach of this Agreement. In the event of termination by Executive for Good Reason, then Executive shall be entitled to the same pay and benefits he would have been entitled to receive had Executive been terminated by the Company other than for Cause in accordance with Section 1.4 above.
1.6 Termination by Executive Other than for Good Reason. Executive may terminate his employment hereunder at any time upon thirty (30) days’ written notice to the Company. In the event of termination by Executive pursuant to this Section 1.6, the Board may elect to waive the period of notice, or any portion thereof, and if the Board so elects in writing, the Company will pay Executive the Annual Salary for the notice period (or for any remaining portion of the period). The Company shall have no further obligation to Executive.

2. Duties; Office Space.
2.1 Duties. During the Term, the Executive shall be employed by the Company as Senior Advisor, which title may be changed by the Company at any time in its sole discretion, reporting directly to the Chief Executive Officer of Codgell Spencer Inc. (the “CEO”) or the CEO’s designee. In such capacity, the Executive shall faithfully perform for the Company the duties of said office. Such duties shall primarily include strategic planning, facilitating client, investor, analyst and other key relationships, participation in earnings/conference calls for Cogdell Spencer Inc. (the “REIT”), and attending critical industry association conferences as requested and mutually agreed by the Company and the Executive. The Executive shall devote appropriate business time and effort to the performance of his duties hereunder. The Company acknowledges and agrees that Executive’s service shall be on a limited basis and the Company agrees not to make unreasonable demands on Executive’s time. In addition, the Executive shall continue his current term (as of the Effective Date) as a member of the Board of Directors of the REIT (the “Board”), and may be nominated for additional terms in the ordinary course. Notwithstanding the foregoing, in the event the Executive becomes employed by, or otherwise renders services to, any person, corporation, partnership or other entity (other than the Company or its affiliates) engaged in competition with the “Principal Business” of the Company or its affiliates, during the Term, (i) this Agreement will become null and void and (ii) the Executive will automatically cease to be a member of the Board, each as of the date such Board determination is made. For purposes of this Agreement, Principal Business is defined to be the ownership, operation, development, redevelopment, acquisition and management of medical office buildings and other healthcare related facilities, and the design, construction, development, operation, acquisition, management or consulting for healthcare facilities. Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from being employed by, or otherwise rendering services to, any person, corporation, partnership or other entity which is not engaged in the Principal Business of the Company or any of its affiliates.
2.2 Office Space. During the Term, the Company shall provide the Executive with (i) office space, the location and size of which shall be determined by the CEO in his sole discretion, in consultation with the Board, and (ii) non-dedicated administrative support staff.
3. Compensation.
3.1 Prior Agreement. For the avoidance of doubt, the Executive shall be entitled to receive his pro rata Annual Salary and any bonus that may be awarded by the Company earned under the Prior Agreement for the 2010 performance period, as set forth in Sections 3.1 and 3.2 therein, through December 31, 2010, payable in accordance with the customary payroll practices of the Company.
3.2 Salary. Effective January 1, 2011, the Company shall pay the Executive during the remainder of the Term a salary at the rate of $150,000 per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives.
3.3 Benefits — In General. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs and retirement plans that may be available to other senior executives of the Company generally, to the extent that the Executive is eligible under the terms of such plans or programs. The Executive will no longer participate in the Company’s incentive program for development projects and is not eligible to receive an annual incentive bonus for performance or any other bonus (other than as specified in Section 3.4).
3.4 Equity Incentive Award. Notwithstanding any provision of the Prior Agreement to the contrary, the Executive will be entitled to annual grants of equity-based incentive awards which may be in the form of LTIP units, restricted stock, restricted stock units or any other equity-based award in such amounts as determined in accordance with Exhibit A attached hereto and incorporated herein by reference.

3.5 Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement (including any travel-related expenses incurred to attend meetings as a member of the Board); provided, that, the Executive submits proof of such expenses within thirty (30) days of such expense being paid by the Executive, with the properly completed forms as prescribed from time to time by the Company in accordance with the Company’s policies regarding expense reimbursement.
4. Covenants of the Executive.
4.1 In General. The Executive acknowledges that (i) the principal business of the Company (which expressly includes for purposes of this Section 4 (and any related enforcement provisions hereof), its successors and assigns) is the ownership, operation, development, redevelopment, acquisition and management of strategically located medical office buildings and other healthcare related facilities, and the design, construction, development, operation, acquisition, management or consulting for healthcare facilities (such business and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Company’s then-overall business, herein being collectively referred to as the “Business”); (ii) the Company is one of the limited number of persons who have developed such a business; (iii) the Company’s Business is, in part, national in scope; (iv) the Executive’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 4 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 4. Accordingly, the Executive covenants and agrees that:
(a) During the period commencing on the date hereof and ending one (1) year following the date upon which the Executive shall cease to be an employee of the Company and its affiliates (the “Restricted Period”), the Executive shall not, without the Company’s prior written consent, directly or indirectly, knowingly (i) solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee or independent contractor thereof for the purpose of engaging in the Business or (ii) hire (on behalf of the Executive or any other person or entity) any employee or independent contractor who has left the employment or other service of the Company or any of its affiliates within the six-month period which follows the termination of such employee’s or independent contractor’s employment or other service with the Company and its affiliates for the purpose of engaging in the Business. During the Restricted Period, the Executive will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates’ relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the 12-month period prior to the Executive’s termination is or was a customer or client of the Company or any of its affiliates. During the Restriction Period, the Executive shall not publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the Company or any of its affiliates, or in any way adversely affecting or otherwise maligning the Business or reputation of the Company or any of its affiliates.
(b) During and after the Restricted Period, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”), and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.

(c) All memoranda, notes, lists, records, property, e-mails and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Executive or made available to the Executive concerning the business of the Company or its affiliates, (i) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon the Executive’s termination of employment, shall be immediately returned to the Company.
4.2 Rights and Remedies upon Breach.
(a) The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 4.1 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 4.1, the Company and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.
(b) The Executive agrees that in any action seeking specific performance or other equitable relief, he will not assert or contend that any of the provisions of this Section 4 are unreasonable or otherwise unenforceable. The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.
5. Other Provisions.
5.1 Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.
5.2 Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

5.3 Enforceability; Jurisdiction; Arbitration.
(a) The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants set forth in Section 4 upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise, it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restricted Covenants).
(b) Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 4, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 4.2) that is not resolved by the Executive and the Company (or its affiliates, where applicable) shall be submitted to arbitration in Charlotte, North Carolina in accordance with North Carolina law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.
5.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, five (5) days after the date of deposit in the United States mails as follows:

(i)	If to the Company, to:

Erdman Company One Erdman Place Madison, WI 53717-2171 Attention: Richard Neugent Attention: Christopher Lee

with copies to:

Cogdell Spencer Inc. 4401 Barclay Downs Drive, Suite 300 Charlotte, North Carolina 28209-4670 Attention: Chief Executive Officer

and

Clifford Chance US LLP 31 West 52 Street New York, New York 10019 Attention: Jay Bernstein

(ii)	If to the Executive, to:

Scott A. Ransom
Any such person may by notice given in accordance with this Section 5.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

5.5 Entire Agreement. This Agreement (including all Exhibits hereto) contains the entire current agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (including, but not limited to, the Prior Agreement), whether written or oral, between the Company (including any and all affiliates of the Company) and the Executive with respect to the matters covered herein. Without limiting the foregoing (except as may otherwise be provided in Section 3.1 of this Agreement), the Executive expressly waives any claim for payments under, with respect to, or in connection with the Prior Agreement, including without limitation, the termination thereof (and any assertion or claim for payments and benefits arising under Section 5.2(b) therein). Nothing herein shall affect the Executive’s rights under any award previously made to the Executive under the Company’s Long Term Incentive Compensation Plan. For the avoidance of doubt, the execution of this Agreement and superseding of the Prior Agreement will not constitute a termination of employment under the Prior Agreement or under any compensation award made to the Executive under the Company’s Long Term Incentive Compensation Plan or otherwise.
5.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
5.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NORTH CAROLINA.
5.8 Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company shall assign this Agreement and its rights hereunder and any successor shall agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets.
5.9 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.
5.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

5.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.
5.12 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 4, 5.3 and 5.9, and the other provisions of this Section 5 (to the extent necessary to effectuate the survival of Sections 4, 5.3 and 5.9), shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.
5.13 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
5.14 Attorney’s Fees. In the event of any litigation to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its or his reasonable attorney’s fees and costs incurred in connection with such litigation.
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IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

ERDMAN COMPANY
By:	/s/ Charles M. Handy
	Name:	Charles M. Handy
	Title:	Chief Financial Officer

EXECUTIVE
/s/ Scott A. Ransom
Scott A. Ransom

EXHIBIT A
EQUITY INCENTIVE AWARD
Executive shall be entitled to receive equity-based awards equal to 0.5% of the asset value for all projects under contract/project development, advance planning or design build agreements or contracts (collectively, the “Projects”) of the Company which exist as of December 31, 2010 and which materialize into Company-owned balance sheet assets. A preliminary list of such Projects will be agreed upon in writing between the Company’s Chief Financial Officer, the Compensation Committee of the Board and Executive as of the Effective Date of this Agreement and will be amended in writing by mutual agreement of the Company’s Chief Financial Officer and Executive no later than December 31, 2010. Any such equity-based awards for the Projects will be paid to the Executive at the time the certificate of occupancy is issued.

Exh. A-1